Exhibit 8.1

Exhibit 8.1 Subsidiaries of Embratel Participações S.A.

Subsidiaries of Embratel Participações S.A.

Company	Jurisdiction of Incorporation

Empresa Brasileira de Telecomunicações S.A. – Embratel	Brazil

BrasilCenter Comunicações Ltda.	Brazil

Embratel Americas, Inc.	United States

Star One S.A.	Brazil

Ponape Telecomunicações Ltda	Brazil

Palau Telecomunicações Ltda.	Brazil

Embratel Clearinghouse Ltda.	Brazil

Embratel Internacional S.A.	Argentina

Embratel Uruguay S.A.	Uruguay

Gollum Investments, Inc.	United States